As filed with the Securities and Exchange Commission on August 31, 2007

Registration No. 333-11404

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
______________

FORM S-8
REGISTRATION STATEMENT UNDER
THE SECURITIES ACT OF 1933
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LML PAYMENT SYSTEMS INC.
(Exact name of Registrant as specified in its charter)

Yukon Territory, Canada	98-0209289
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

1680-1140 West Pender Street
Vancouver, B.C.  V6E 4G1
(Address of Registrant’s principal executive offices)
______________

1996 Stock Option Plan
1998 Stock Incentive Plan
(Full title of the plans)
______________

Patrick H. Gaines
President
LML Payment Systems Inc.
1680-1140 West Pender Street
Vancouver, B.C.  V6E 4G1
(Name and address of agent for service)

(604) 689-4440
(Telephone number, including area code, of agent for service)
______________

Copies to:
Mark A. Kopidlansky
Munsch Hardt Kopf & Harr, P.C.
3800 Lincoln Plaza
500 N. Akard St.
Dallas, Texas  75201
(214) 855-7500

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered (1)	Proposed maximum offering price per share (2)	Proposed maximum aggregate offering price (2)	Amount of registration fee
Common Stock, no par value	6,000,000 shares	$3.25	$19,500,000	$599.00

(1)
The shares to be registered under this Registration Statement represent additional shares authorized to be issued under the Registrant’s 1998 Stock Incentive Plan and 1996 Stock Option Plan (the “Plans”).  An aggregate of 2,500,000 shares were previously registered on the Registrant’s Registration Statement on Form S-8 (SEC File No. 333-11404) filed with the Securities and Exchange Commission on November 6, 2000, of which 2,000,000 shares were registered under the 1998 Stock Incentive Plan and 500,000 shares were registered under the 1996 Stock Option Plan.  In addition, an aggregate of 2,605,000 shares were previously registered on the Registrant’s Registration Statement on Form S-8 (SEC File No. 333-11404) filed with the Securities and Exchange Commission on January 31, 2000, of which 1,000,000 shares were registered under the 1998 Stock Incentive Plan and 1,605,000 shares were registered under the 1996 Stock Option Plan. The shares to be registered under this Registration Statement include an additional 3,000,000 shares to be registered under the Registrant’s 1998 Stock Incentive Plan and 3,000,000 shares to be registered under the 1996 Stock Option Plan, respectively, plus such additional indeterminate number of shares of the Common Stock as may be issuable pursuant to certain antidilution adjustment provisions thereof.

(2)
Estimated pursuant to Rules 457(c) and (h) under the Securities Act of 1933, as amended, solely for purposes of computing the registration fee based on the average of the high and low prices of the Common Stock on the Nasdaq Capital Market on August 24, 2007 for all shares being registered.  Because there are options still available for grant under the 1998 Stock Incentive Plan and the 1996 Stock Option Plan and the exercise prices thereof may be based on the fair market value of the Common Stock on the date of grant, it is not possible as of the date hereof to determine the maximum offering price per share of the shares of Common Stock to be offered under the plan and such prices may be more or less than $3.25 per share.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Note:                      The documents containing the information specified in Part I of this registration statement on Form S-8 (the “Registration Statement”) will be sent or given to the employees of the registrant, LML Payment Systems Inc., a corporation governed by the laws of the Yukon territory (the “Corporation” or the “Registrant”), as specified by Rule 428(b)(1) promulgated under the Securities Act of 1933, as amended (the “Securities Act”). Such documents need not be filed with the Securities and Exchange Commission (the “Commission”) either as part of this registration statement or as prospectuses or prospectus supplements pursuant to Rule 424 promulgated under the Securities Act. These documents and the documents incorporated by reference in this registration statement pursuant to Item 3 of Form S-8 (Part II hereof), taken together, constitute a prospectus that meets the requirement of Section 10(a) of the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.  Incorporation of Documents by Reference.

The following documents filed with the Commission by the Registrant pursuant to the Securities Exchange Act of 1934, as amended (the “Exchange Act”), are incorporated by reference in this Registration Statement:

(a)	The Registrant’s Annual Report on Form 10-K for the fiscal year ended March 31, 2007, filed with the Commission on June 14, 2007; and

(b)	The Registrant’s Current Reports on Form 8-K filed with the Commission on May 4, 2007, June 6, 2007, June 15, 2007, July 5, 2007, August 9, 2007 and August 13, 2007;

(c)	The Registrant’s quarterly report on Form 10-Q filed with the Commission on August 9, 2007; and

(d)
The Registrant’s Current Report on Form 6-K filed on January 27, 2000 which includes a description of the Common Stock of the Registrant, including any amendments or reports filed with the Commission for the purpose of updating such description.

All documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act prior to the filing of a post-effective amendment to this Registration Statement, which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference herein and to be a part hereof from the date of filing of such documents.  Any statement contained in this Registration Statement, in an amendment hereto or in a document incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein, in any subsequently filed amendment to this Registration Statement, or in any document that also is incorporated by reference herein, modifies or supersedes such statement.  Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4.  Description of Securities.

Not applicable.

Item 5.  Interests of Named Experts and Counsel.

Not applicable.

Item 6.  Indemnification of Directors and Officers.

The only statutes, charter provisions, bylaws, contracts or other arrangements under which a director or officer of the Corporation is insured or indemnified in any manner against liability which such officer or director may incur in such capacity is Section 126 of the Yukon Business Corporations Act (the “Act”) and Section 7.03 through 7.04 of the Corporation’s Bylaws.  Taken together, the statutory and bylaw provisions generally allow the Corporation to indemnify its directors or officers against liability and expenses provided the officer or director seeking indemnity (1) was substantially successful on the merits in the defense of the action or proceeding, (2) (a) acted honestly and in good faith with a view to the best interest of the Corporation and (b) in the case of a criminal or administrative action or proceeding that is enforced by a monetary penalty, the officer or director had reasonable grounds for believing the conduct was lawful, and (3) is fairly and reasonably entitled to indemnity.

Section 126 of the Yukon Corporation Act is set forth in its entirety as follows:

126.(1)
Except in respect of an action by or on behalf of the corporation or body corporate to procure a judgment in its favour, a corporation may indemnify a director or officer of the corporation, a former director or officer of the corporation or a person who acts or acted at the corporation’s request as a director or officer of a body corporate of which the corporation is or was a shareholder or creditor, and his heirs and legal representatives, against all costs, charges and expenses, including an amount paid to settle an action or satisfy a judgment, reasonably incurred by him in respect of any civil, criminal or administrative action or proceeding to which he is made a party by reason of being or having been a director or officer of that corporation or body corporate, if

(a)	he acted honestly and in good faith with a view to the best interests of the corporation, and

(b)	in the case of a criminal or administrative action or proceeding that is enforced by a monetary penalty, he had reasonable grounds for believing that his conduct was lawful.

(2)
a corporation may with the approval of the Supreme Court indemnify a person referred to in subsection (1) in respect of an action by or on behalf of the corporation or body corporate to procure a judgment in its favour, to which he is made a party by reason of being or having been a director or an officer of the corporation or body corporate, against all costs, charges and expenses reasonably incurred by him in connection with the action if he fulfills the conditions set out in paragraphs (1)(a) and (b).

(3)
Notwithstanding anything in this section, a person referred to in subsection (1) is entitled to indemnity from the corporation in respect of all costs, charges and expenses reasonably incurred by him in connection with the defence of any civil, criminal or administrative action or proceeding to which he is made a party by reason of being or having been a director or officer of the corporation or body corporate, if the person seeking indemnity

(a)	was substantially successful on the merits in his defence of the action or proceeding,

(b)	fulfills the conditions set out in paragraphs (1)(a) and (b), and

(c)	is fairly and reasonably entitled to indemnity.

(4)	A corporation may purchase and maintain insurance for the benefit of any person referred to in subsection (1) against any liability incurred by him

(a)	in his capacity as a director or officer of the corporation, except when the liability relates to his failure to act honestly and in good faith with a view to the best interests of the corporation, or

(b)
in his capacity as a director or officer of another body corporate if he acts or acted in that capacity at the corporation’s request, except when the liability relates to his failure to act honestly and in good faith with a view to the best interests of the body corporate.

(5)
A corporation or a person referred to in subsection (1) may apply to the Supreme Court for an order approving an indemnity under this section and the Supreme Court may so order and make any further order it thinks fit.

(6)	On an application under subsection (5), the Supreme Court may order notice to be given to any interested person and that person is entitled to appear and be heard in person or by counsel.

Sections 7.02 through 7.04 of the Corporation’s By-laws are set forth in their entirety as follows:

7.02	Limitation of Liability

Subject to the Act, no director or officer for the time being of the Corporation shall be liable for the acts, receipts, neglects or defaults of any other director or officer or employee, or for the joining in any receipt or act for conformity, or for any loss or damage or expense happening to the Corporation through the insufficiency or deficiency of title to any property acquired by the Corporation or for or on behalf of the Corporation or for the insufficiency or deficiency of any security in or upon which any of the money of or belonging to the Corporation shall be placed or invested, or for any loss or damage arising from the bankruptcy, insolvency or tortious act of any person, firm or corporation including any person, firm or corporation with whom or with which any moneys, securities or effects shall be lodged or deposited, or for any loss, conversion, misapplication or misappropriation of or any damage resulting from any dealing with any moneys, securities or other assets of or belonging to the Corporation or for any other loss, damage or misfortune whatsoever which may happen in the execution of the duties of his respective office or trust or in relation thereto unless the same shall happen by or through his failure to exercise the powers and to discharge the duties of his office honestly and in good faith with a view to the best interests of the Corporation and to exercise the care, diligence and skill that a reasonably prudent person would exercise in comparable circumstances.

7.03	Indemnity

Subject to the Act, the Corporation shall indemnify a director or officer, a former director or officer, and a person who acts or acted at the Corporation’s request as a director or officer of a body corporate of which the Corporation is or was a shareholder or creditor, and his heirs and legal representatives, against all costs, charges and expenses, including any amount paid to settle an action or satisfy a judgement, reasonably incurred by him in respect of any civil, criminal or administrative action or proceeding to which he is made a party by reason of being or having been a director or officer of the Corporation or such body corporate, if:

(a)	he acted honestly and in good faith with a view to the best interests of the Corporation; and

(b)	in the case of a criminal or administrative action or proceeding that is enforced by a monetary penalty, he had reasonable grounds for believing his conduct was lawful.

7.04	Insurance

The Corporation may, subject to and in accordance with the Act, purchase and maintain insurance for the benefit of any director or officer as such against any liability incurred by him.

Item 7.  Exemption from Registration Claimed.

Not applicable.

Item 8.  Exhibits.

Exhibit Number	Description of Document

4.1	1996 Stock Option Plan, as amended (incorporated by reference to Appendix A to the Corporation’s Definitive Proxy Statement on Schedule 14A filed with the Commission on July 9 2007).

4.2	1998 Stock Incentive Plan, as amended (incorporated by reference to Appendix B to the Corporation’s Definitive Proxy Statement on Schedule 14A filed with the Commission on July 9, 2007).

5.1 *	Legal Opinion of Munsch Hardt Kopf & Harr, P.C.

23.1 *	Consent of Munsch Hardt Kopf & Harr, P.C. (included in Exhibit 5.1 hereto).

23.2 *	Consent of Grant Thornton LLP

24.1 *	Power of Attorney (included on signature page to this Registration)

_______
* filed herewith

Item 9.  Undertakings.

(a)	The undersigned Registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)
To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in the volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Securities and Exchange Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)
To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change in the information set forth in this Registration Statement;

Provided however, that paragraphs (a)(1)(i) and (a)(1)(ii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

(2)
That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered, which remain, unsold at the termination of the offering.

(b)
The Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)
Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.  In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Vancouver, British Columbia, on this 31st day of August, 2007.

LML PAYMENT SYSTEMS INC.

/s/ Patrick H. Gaines
Patrick H. Gaines
President and Chief Executive Officer

POWER OF ATTORNEY

KNOW TO ALL PERSONS BY THESE PRESENTS, that each such person whose signature appears below constitutes and appoints, jointly and severally, Patrick H. Gaines his true and lawful attorney-in-fact, with the power of substitution, for him in any and all capacities, to sign any amendments to this Registration Statement on Form S-8 (including post-effective amendments), and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, hereby ratifying and confirming all that each of said attorneys-in-fact, or his or here substitute or substitutes, may do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities and on the date indicated.

	Title	Date

/s/ Patrick H. Gaines	Chairman of the Board, Chief Executive Officer, President and Director	August 31, 2007
Patrick H. Gaines	(Principal Executive Officer)

/s/ Richard R. Schulz	Controller and Chief Accounting Officer	August 31, 2007
Richard R. Schulz	(Principal Financial and Accounting Officer)

/s/ L. William Seidman	Director	August 31, 2007
L. William Seidman

/s/ Jacqueline Pace	Director	August 31, 2007
Jacqueline Pace

/s/ Greg A. MacRae	Director	August 31, 2007
Greg A. MacRae